Exhibit 99

                          PRESS RELEASE

PennRock Financial Services Corp. Announces Earnings for
                    Fourth Quarter


Blue Ball, PA., January 18, 2001 _ PennRock Financial Services Corp. (Nasdaq:PRFS), parent company of Blue Ball National Bank, reports that net income for the fourth quarter of 2000 was $2.0 million or $.33 per share, a 23.6% decrease from $2.6 million or $.44 per share earned in the fourth quarter of 1999. For the year ended December 31, 2000, income totaled $9.5 million or $1.60 per share compared with $10.7 million or $1.79 per share earned in 1999, a decrease of 10.9%. The declines in income for the quarter and year are attributed to a decrease in PennRock's net interest margin as funding costs, primarily deposits costs, increased faster than loan and security yields and to the write-down and related charge against income relative to one large commercial loan customer who declared bankruptcy during 2000. Melvin Pankuch, Executive Vice President and Chief Executive Officer noted, "We believe that with this write-down, we have identified the extent of our potential loss and have dealt with it in the fourth quarter of 2000. Without this charge to income as a result of this loan, our net income for the year would have been 3% or $.05 per share higher than income for 1999. Our net interest margins were compressed during the first three quarters of the year. However, margins have improved each month for the last three months of 2000. Looking forward to 2001, we are excited about the recently announced acquisition of The National Advisory Group. We have been seeking ways to increase PennRock's fee income through new products and services. We believe that the addition of The National Advisory Group is an important complement to our existing asset management, retirement plan and financial planning services. We expect this acquisition, subject to regulatory approval, to be completed before the end of the first quarter of 2001 and that it will result in additional income to PennRock in 2001 of approximately $.10 per share."

Total assets of PennRock surpassed $900 million for the first time in 2000. As of December 31, 2000, assets totaled $910 million, an increase of $68 million or 8.1% during the year. Loans increased $37 million or 8.1% and were funded by increases in deposits of $52 million or 8.2%. Stockholders' equity increased $13.4 million or 22.6% due in part to the improvement in market value of the company's security portfolio from year-end 1999.

PennRock is a bank holding company headquartered in Blue Ball, Pennsylvania. Blue Ball National Bank, a wholly owned subsidiary of PennRock, provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 15 offices in south-central and southeastern Pennsylvania.

This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995 related to anticipated financial performance and business prospects. Such statements are not historical facts and involve potentially significant risks and uncertainties which could cause PennRock's actual results to differ materially from the expectations contained in these forward looking statements. The risks and uncertainties that may cause such differences include changes in market interest rates and equity prices, legislation and regulations, and changes in economic, competitive and technological conditions which could affect PennRock's operations, pricing, products and services.

  (Unaudited; dollars in thousands, except per share data)

                          Three Months          Twelve Months
Periods ending        --------------------  --------------------
  December 31:          2000       1999       2000       1999
                      ---------  ---------  --------- ----------
 Interest income        $16,790    $14,830    $64,234    $54,783
 Interest expense        10,010      7,911     37,073     28,137
 Net interest income      6,780      6,919     27,161     26,646
 Provision for loan
   losses                 1,955        303      3,076      1,026
 Other income             2,452      1,609      7,315      6,159
 Other expenses           5,260      5,151     20,280     18,566
 Net income             $ 1,997    $ 2,615    $ 9,546    $10,710

EPS - basic             $   .33    $   .44    $  1.60   $   1.79
EPS - diluted           $   .33    $   .44    $  1.60   $   1.79

Weighted average
  shares outstanding  5,963,620  5,971,106  5,963,620  5,971,106

As of December 31:       2000       1999
                      ---------  ---------
 Federal funds sold    $ 26,658   $  2,406
 Mortgages held for
   sale                     235        295
 Securities held for
   sale                 323,556    309,462
 Loans                  491,492    454,551
 Total assets           910,342    842,446
 Deposits               682,994    631,415
 Borrowed funds         145,175    143,207
 Stockholders'equity     72,598     59,233

Contact:  George Crisp
          PennRock Financial Services Corp.
          (Nasdaq:PRFS)
          Blue Ball, PA
          (717) 354-4541
